EXHIBIT  3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         CAPITAL SOLUTIONS I, INC., a Delaware corporation (the "CORPORATION") hereby certifies:

         FIRST:   The name of the Corporation is Capital Solutions I, Inc..

         SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION").

         THIRD: The terms and provisions of this Certificate of Amendment have been duly approved by (i) the Board of Directors of the Corporation by resolution setting forth the amendment contained herein, and (ii) the required number of shares of outstanding common stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

         FOURTH: Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following after clause (b):

           Effective at 5:00 PM on May 10, 2004, (the "EFFECTIVE TIME"), every 50 shares of capital stock issued and outstanding, or held as treasury stock, shall be automatically combined into 1 share of the same class of capital stock, subject to the treatment of fractional share interests described below (the "REVERSE STOCK SPLIT"). The corporation will evidence the Reverse Stock Split effected hereby pursuant to procedures adopted by the board of directors. In connection with the Reverse Stock Split, no scrip or fractional share certificates will be issued and, as of the Effective Date, fractional shares resulting from the Reverse Split will be rounded up to the next whole share.

           The Company shall, through its transfer agent, provide certificates representing new shares of capital stock to holders of existing shares of capital stock in exchange for certificates representing such shares. From and after the Effective Date, certificates representing shares of existing capital stock will be canceled and shall represent only the right of holders thereof to receive shares of new capital stock.

         FIFTH: This Certificate of Amendment of Incorporation shall be effective as of May 10, 2004 at 5:00 PM.

                                           [signature page follows]

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Certificate of Incorporation as of May 5, 2004.

                                            CAPITAL SOLUTIONS I, INC.

                                               By:/s/ Christopher Astrom
                                                  ----------------------
                                               Name:    Christopher Astrom
                                               Title:   Chief Executive Officer